Press Release

Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

First Business Announces Quarterly Dividend
MADISON, Wis., May 2, 2016 - On April 29, 2016, the Board of Directors of First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ: FBIZ) declared a regular quarterly cash dividend on its common stock of $0.12 per share, which is equivalent to a dividend yield of 1.90% based on Friday’s market close price of $25.31. The quarterly dividend at this amount is the same as the quarterly dividend declared in January 2016. On an annualized basis, the 2016 dividend amount is $0.48 per share, or a payout ratio of 23% based on first quarter 2016 earnings. This regular cash dividend is payable on May 27, 2016 to shareholders of record at the close of business on May 13, 2016.

Corey Chambas, President and Chief Executive Officer commented, “Payment of a regular cash dividend supports our corporate initiative to generate a strong return for our shareholders while maintaining sufficient capital to meet strategic growth objectives. We are pleased with the recently announced record first quarter earnings which builds on the success of the Alterra Bank acquisition and continued execution of our strategic plan.”

About First Business Financial Services, Inc.
First Business Financial Services is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2015 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

### End of Release ###